Exhibit 99.1

NEWS RELEASE
Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777

IMMEDIATE RELEASE

Transcat Reports Fourth Quarter and Fiscal 2016 Results

●	Achieved record fourth quarter and full year Service segment revenue of $17.6 million and $59.2 million, respectively
●	Distribution segment continued to face headwinds
●	Achieved operating income of $6.3 million for full year
●	Enhanced capabilities and geographic coverage through strategic acquisitions

ROCHESTER, NY, May 17, 2016 – Transcat, Inc. (NASDAQ: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration and compliance services and value-added distributor of professional grade handheld test, measurement and control instrumentation, today reported financial results for its fourth quarter and fiscal year ended March 26, 2016.

“The continued execution of our acquisition and organic growth strategy resulted in Service segment revenue growing 21.4% for the quarter and 14.3% for the full-year when compared with fiscal 2015. Importantly, the Service segment marked a milestone in the quarter by surpassing the Distribution segment in revenue, further validating Service as our primary driver of growth and profitability,” commented Lee D. Rudow, President and CEO.

“The market provided a number of opportunities on the acquisition front in fiscal 2016. We completed strategic acquisitions during the year and, just subsequent to our fiscal year-end, that increased our presence in Southern California and Canada, provided us important new Service capabilities in key biomedical and radio frequency/microwave markets, and entered us into the used equipment sales market. However, reported results have not yet realized the full potential of these acquisitions as we absorbed the incremental expenses associated with the acquired businesses and one-time acquisition costs for each. These expenses, along with higher variable performance-based compensation from strong Service segment performance, tempered our fourth quarter and fiscal 2016 earnings.”

Mr. Rudow added, “In a year where we faced headwinds from volatility in the oil and gas sector as well as from the impact of the strong U.S. dollar on industrial output, we believe we made wise advances in both our operating segments, generated operating income and cash, and are well-positioned to capitalize on future growth opportunities in fiscal 2017.”

Fourth Quarter Fiscal 2016 Review (Results are compared with the fourth quarter of fiscal 2015)

Fourth quarter total revenue was $32.9 million, an increase of $0.5 million, or 1.6%, over the prior-year quarter. Service segment revenue grew $3.1 million, or 21.4%, while Distribution segment sales declined $2.6 million, or 14.4%.

Performance-based compensation expenses increased $0.7 million over the prior-year quarter due to the achievement of certain targets within the Service segment, of which $0.2 million was included in cost of services sold and the remainder was included in operating expenses. As a result, total gross profit of $8.5 million was consistent with the prior-year quarter and gross margin was 26.0%, down 30 basis points.

Transcat Reports Fourth Quarter and Fiscal 2016 Results
May 17, 2016

Total operating income decreased $0.9 million to $2.2 million, which includes the impact of $0.2 million in higher acquisition costs over the prior-year quarter and the aforementioned higher compensation expenses. Net income for the fourth quarter was $1.6 million, or $0.22 per diluted share, compared with $1.9 million, or $0.27 per diluted share.

Total Adjusted EBITDA was $3.5 million, an 11.2% decline from the fourth quarter of fiscal 2015. Adjusted EBITDA as a percent of total revenue decreased 160 basis points to 10.7%. See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

Strong Service segment revenue growth

The Service segment represents the Company’s accredited calibration and compliance services business (53% of total revenue for the fourth quarter of fiscal 2016)

●	Service segment revenue increased 21.4%, or $3.1 million, to a record fourth quarter of $17.6 million.
●

Service segment gross profit improved $0.5 million, or 10.8%, to $5.3 million. Gross margin for the segment was 30.3%, down 290 basis points year-over-year. Segment operating income decreased 14.9% to $1.9 million, and operating margin declined to 10.7% from 15.2% in the prior-year quarter.

●

Service segment contribution margin was $3.3 million compared with $3.2 million in the prior fiscal year period. Adjusted EBITDA increased 5.1%, or $0.1 million, to $3.0 million. As a percentage of Service segment revenue, Adjusted EBITDA was 16.9%, down from 19.5%. See Note 1 on page 4 for descriptions of non-GAAP financial measures and the contribution margin calculation in the Additional Information – Business Segment Data tables on pages 10 and 11.

Distribution segment sales declined, gross margin improved

The Distribution segment represents the Company’s distribution of professional grade handheld test, measurement and control instrumentation (47% of total revenue for the fourth quarter of fiscal 2016)

Mr. Rudow added, “Our Distribution segment continued to face challenges and, in particular the quarter-over-quarter comparison was significantly impacted by the weak oil and gas markets as well as the impact of a very strong dollar on industrial output. We remain focused on mitigating the impact market pressures have on our consolidated business by expanding our successful rental business, further leveraging our digital transformation to foster the strength of our combined value proposition and, more recently, our acquisition of a used equipment distribution business.”

●	Distribution sales declined $2.6 million, or 14.4%, to $15.3 million in the fourth quarter, primarily due to market weakness in the oil and gas and related industries.
●

Distribution segment gross profit was $3.2 million, down $0.5 million, or 12.8%. Gross margin was 21.0%, a 30 basis point improvement from the prior-year period. Distribution segment operating costs increased $0.1 million, or 3.3%, in the fourth quarter. Segment operating income was $0.4 million, down $0.6 million from the fourth quarter of fiscal 2015.

●	Contribution margin for the Distribution segment was $1.6 million compared with $1.9 million in the prior fiscal year period. Adjusted EBITDA was $0.6 million, down from $1.1 million.

Fiscal 2016 Review (Results are compared with fiscal 2015)

Total revenue was $122.2 million, a 1.2% decline from $123.6 million in fiscal 2015. Excluding the impact of foreign currency exchange on revenue denominated in Canadian dollars, total revenue would have been $123.7 million, essentially flat with fiscal 2015. Consolidated gross profit was $29.1 million, consistent with fiscal 2015, while gross margin increased 30 basis points to 23.8%, primarily due to increased Distribution segment vendor rebates.

Transcat Reports Fourth Quarter and Fiscal 2016 Results
May 17, 2016

As a percentage of total revenue, operating expenses were 18.6%, up from 18.0% in fiscal 2015. Fiscal 2016 operating income declined $0.5 million to $6.3 million, primarily due to higher acquisition-related expenses of $0.4 million and increased performance-based compensation expense of $0.3 million. Eligibility for certain income tax credits resulted in a $0.5 million decrease in fiscal 2016 income tax expense when compared with the prior fiscal year. As a result, net income increased to $4.1 million, or $0.58 per diluted share, compared with $4.0 million, or $0.57 per diluted share, in fiscal 2015. The Company anticipates its tax rate to range between 34% and 36% in fiscal 2017.

Total Adjusted EBITDA was $10.6 million, up 3.0% from $10.3 million for fiscal 2015.

Service Segment:

●	Revenue increased 14.3%, or $7.4 million, to a record $59.2 million, driven by organic growth and acquisitions. The Service segment comprised 49% of total revenue for fiscal 2016.
●	Service segment gross margin was 26.3% compared with 27.2% in the prior fiscal year period.
●	Service segment operating margin was 7.0%, relatively consistent with fiscal 2015.
●	Segment Adjusted EBITDA increased 21.8% to $7.5 million, and as a percent of Service segment revenue expanded 70 basis points to 12.6%.

Distribution Segment:

●	Distribution segment sales decreased $8.9 million, or 12.3%, to $63.0 million. About half of the year-over-year distribution decline relates to the reduced demand from the oil and gas market.
●	Fiscal 2016 Distribution segment gross margin increased 60 basis points to 21.5%.
●	Segment operating income decreased $0.9 million to $2.1 million, as the impact of lower sales more than offset the impact of higher vendor rebates.
●	Distribution segment Adjusted EBITDA was $3.1 million in fiscal 2016.

Strong Cash Generation and Balance Sheet Support Growth Strategy

Cash generated by operations was $11.0 million in fiscal 2016, a significant increase from $4.4 million during the prior fiscal year. The Company used cash from operations to support its organic and acquisition-related growth, including $4.1 million in capital expenditures and $13.9 million for business acquisitions during fiscal 2016. The Company expects total capital expenditures to be approximately $5.0 million to $5.5 million in fiscal 2017, with the bulk of the increase over fiscal 2016 levels due to additional assets to support the Company’s growing rental business.

As of March 26, 2016, the Company had $10.9 million in availability under its secured revolving credit facility. Subsequent to fiscal year-end and concurrent with the acquisition of Excalibur Engineering Inc., Transcat expanded its borrowing capacity by adding a $10.0 million term note to its bank credit facility. The term note is a five year note with fixed principal payments plus interest. After funding the Excalibur transaction, the Company had approximately $27.0 million in outstanding borrowings under its bank credit facility. Transcat’s balance sheet remains strong, with its total debt being less than two times its proforma Adjusted EBITDA.

Outlook

Mr. Rudow concluded, “As we look forward, we remain confident in our direction and believe that the long view of Transcat continues to be quite compelling.

“In fiscal 2017, our goal is to stabilize the Distribution segment. We expect to accomplish this by leveraging our digital transformation and recent Excalibur acquisition, which brought an established national platform to expand our equipment rental business, provided a used equipment sales operation and added a network of sales representatives throughout the U.S.

Transcat Reports Fourth Quarter and Fiscal 2016 Results
May 17, 2016

“On the Service side, we expect double-digit top-line performance with strong organic growth. We also expect to realize the inherent leverage within the segment as we integrate recent acquisitions and drive operating margin expansion.

“Looking forward, we believe our strong cash generation, combined with the expansion of our credit facility, provides the liquidity and flexibility to execute on our business strategy, and that we are on track to grow revenue to $175 million to $200 million over the next five years with double-digit EBITDA margins at that level.”

Webcast and Conference Call
Transcat will host a conference call and webcast on Wednesday, May 18, 2016 at 11:00 a.m. ET. Management will review the financial and operating results for the quarter and full year period, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion. The review will be accompanied by a slide presentation which will be available at www.transcat.com/investor-relations.

The conference call can be accessed by calling (201) 689-8471. Alternatively, the webcast can be monitored at www.transcat.com/investor-relations.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Wednesday, May 25, 2016. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13635232, or access the webcast replay at www.transcat.com/investor-relations. A transcript will also be posted to the website once available.

NOTE 1 – Non-GAAP Financial Measures

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, other income and expenses, and non-cash stock compensation expense), which is a non-GAAP measure. The Company believes Adjusted EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results. Adjusted EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. See the attached Adjusted EBITDA Reconciliation table on page 9.

Contribution margin, a non-GAAP financial measure, consists of gross profit less selling, marketing and warehouse expenses. We believe contribution margin provides management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses. Contribution margin is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution margin is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income (loss) and net income (loss). For further details on contribution margin, see the calculation of this non-GAAP financial measure and the reconciliation of contribution margin to gross profit in the Additional Information – Business Segment Data tables on page 10 and 11.

Transcat Reports Fourth Quarter and Fiscal 2016 Results
May 17, 2016

ABOUT TRANSCAT

Transcat, Inc. is a leading provider of accredited calibration and compliance services, including analytical instrument qualifications, equipment and process validation. The Company is focused on providing best-in-class calibration analytics to highly regulated industries, including life science, aerospace, pharmaceuticals, medical device manufacturing and biotechnology. Transcat provides permanent and periodic on-site services, mobile calibration services and in-house services through 20 Calibration Service Centers strategically located across the United States, Puerto Rico and Canada. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry.

Transcat also operates as a leading value-added distributor of professional grade handheld test, measurement and control instrumentation, marketing more than 100,000 premier and proprietary brand instruments to approximately 22,000 customers.

Transcat’s growth strategy is to leverage its service capabilities, strong brand and leading distribution platform to drive organic sales growth and to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model.

More information about Transcat can be found on its website at: Transcat.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and assumptions. Forward-looking statements are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, capital expenditures, cash flows, operating income, growth strategy, segment growth, potential acquisitions, market position, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Forward-looking statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

For more information contact:

Michael J. Tschiderer, Chief Financial Officer
Phone: (585) 352-7777
Email: mtschiderer@transcat.com
-OR-
Deborah K. Pawlowski, Investor Relations
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

Transcat Reports Fourth Quarter and Fiscal 2016 Results
May 17, 2016

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Fourth Quarter Ended		For the Years Ended
	March 26,	March 28,	March 26,	March 28,
	2016	2015	2016	2015
Service Revenue	$17,555	$14,465	$59,202	$51,801
Distribution Sales	15,305	17,877	62,964	71,823
Total Revenue	32,860	32,342	122,166	123,624

Cost of Service Revenue	12,234	9,661	43,617	37,698
Cost of Distribution Sales	12,084	14,183	49,430	56,839
Total Cost of Revenue	24,318	23,844	93,047	94,537

Gross Profit	8,542	8,498	29,119	29,087

Selling, Marketing and Warehouse
Expenses	3,657	3,407	13,625	13,913
Administrative Expenses	2,662	1,975	9,192	8,406
Total Operating Expenses	6,319	5,382	22,817	22,319

Operating Income	2,223	3,116	6,302	6,768

Interest and Other Expense, net	102	79	295	345

Income Before Income Taxes	2,121	3,037	6,007	6,423
Provision for Income Taxes	544	1,128	1,883	2,397

Net Income	$1,577	$1,909	$4,124	$4,026

Basic Earnings Per Share	$0.23	$0.28	$0.60	$0.59
Average Shares Outstanding	6,912	6,831	6,887	6,798

Diluted Earnings Per Share	$0.22	$0.27	$0.58	$0.57
Average Shares Outstanding	7,131	7,083	7,121	7,059

Transcat Reports Fourth Quarter and Fiscal 2016 Results
May 17, 2016

TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	March 26,	March 28,
	2016	2015
ASSETS
Current Assets:
Cash	$641	$65
Accounts Receivable, less allowance for doubtful accounts of $113
and $111 as of March 26, 2016 and March 28, 2015, respectively	17,080	16,899
Other Receivables	881	1,171
Inventory, net	6,520	6,750
Prepaid Expenses and Other Current Assets	1,096	1,209
Deferred Tax Asset	-	1,048
Total Current Assets	26,218	27,142
Property and Equipment, net	12,313	9,397
Goodwill	29,112	20,923
Intangible Assets, net	8,211	3,554
Other Assets	853	1,133
Total Assets	$76,707	$62,149

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$8,141	$7,695
Accrued Compensation and Other Liabilities	7,688	4,195
Income Taxes Payable	-	43
Total Current Liabilities	15,829	11,933
Long-Term Debt	19,073	12,168
Deferred Tax Liability	1,071	1,684
Other Liabilities	1,823	2,046
Total Liabilities	37,796	27,831
Shareholders' Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized;
6,923,557 and 6,835,828 shares issued and outstanding
as of March 26, 2016 and March 28, 2015, respectively	3,462	3,418
Capital in Excess of Par Value	12,993	12,289
Accumulated Other Comprehensive Loss	(358)	(143)
Retained Earnings	22,814	18,754
Total Shareholders' Equity	38,911	34,318
Total Liabilities and Shareholders' Equity	$76,707	$62,149

Transcat Reports Fourth Quarter and Fiscal 2016 Results
May 17, 2016

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(Unaudited)
	For the Years Ended
	March 26,	March 28,
	2016	2015
Cash Flows from Operating Activities:
Net Income	$4,124	$4,026
Adjustments to Reconcile Net Income to Net Cash Provided
by Operating Activities:
Loss on Sale of Property and Equipment	38	3
Deferred Income Taxes	136	779
Depreciation and Amortization	3,946	3,090
Provision for Accounts Receivable and Inventory Reserves	147	128
Stock-Based Compensation Expense	359	507
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	998	(1,218)
Inventory	177	(593)
Prepaid Expenses and Other Assets	118	(343)
Accounts Payable	446	464
Accrued Compensation and Other Liabilities	22	(1,502)
Income Taxes Payable	471	(902)
Net Cash Provided by Operating Activities	10,982	4,439

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(4,101)	(3,500)
Proceeds from Sale of Property and Equipment	31	51
Business Acquisitions, net of cash acquired	(13,894)	(7,279)
Net Cash Used in Investing Activities	(17,964)	(10,728)

Cash Flows from Financing Activities:
Proceeds from Revolving Credit Facility, net	6,905	4,575
Issuance of Common Stock	454	466
Repurchase of Common Stock	(73)	(71)
Stock Option Redemption	(61)	-
Excess Tax Benefits Related to Stock-Based Compensation	-	17
Net Cash Provided by Financing Activities	7,225	4,987

Effect of Exchange Rate Changes on Cash	328	1,344

Net Increase in Cash	571	42
Cash at Beginning of Period	65	23
Cash at End of Period	$636	$65

Transcat Reports Fourth Quarter and Fiscal 2016 Results
May 17, 2016

TRANSCAT, INC.
Adjusted EBITDA Reconciliation Table
(Dollars in thousands)
(Unaudited)

		FY2016
		Q1	Q2	Q3	Q4	YTD
Net Income		$601	$878	$1,068	$1,577	$4,124
+	Interest Expense	51	48	54	94	247
+	Other Expense / (Income)	44	(12)	8	8	48
+	Tax Provision	331	456	552	544	1,883
Operating Income		$1,027	$1,370	$1,682	$2,223	$6,302
+	Depreciation & Amortization	840	902	969	1,235	3,946
+	Other (Expense) / Income	(44)	12	(8)	(8)	(48)
+	Noncash Stock Compensation	171	109	4	75	359
Adjusted EBITDA		$1,994	$2,393	$2,647	$3,525	$10,559
Segment Breakdown
Service Operating Income		$646	$839	$799	$1,871	$4,155
+	Depreciation & Amortization	680	717	751	1,068	3,216
+	Other (Expense) / Income	(39)	1	(18)	(8)	(64)
+	Noncash Stock Compensation	85	51	(2)	37	171
Service Adjusted EBITDA		$1,372	$1,608	$1,530	$2,968	$7,478
Distribution Operating Income		$381	$531	$883	$352	$2,147
+	Depreciation & Amortization	160	185	218	167	730
+	Other (Expense) / Income	(5)	11	10	0	16
+	Noncash Stock Compensation	86	58	6	38	188
Distribution Adjusted EBITDA		$622	$785	$1,117	$557	$3,081

		FY2015
		Q1	Q2	Q3	Q4	YTD
Net Income		$445	$859	$813	$1,909	$4,026
+	Interest Expense	31	47	77	79	234
+	Other Expense / (Income)	14	91	6	0	111
+	Tax Provision	269	519	481	1,128	2,397
Operating Income		$759	$1,516	$1,377	$3,116	$6,768
+	Depreciation & Amortization	624	747	897	822	3,090
+	Other (Expense) / Income	(14)	(91)	(6)	0	(111)
+	Noncash Stock Compensation	155	234	85	33	507
Adjusted EBITDA		$1,524	$2,406	$2,353	$3,971	$10,254
Segment Breakdown
Service Operating Income		$267	$665	$562	$2,199	$3,693
+	Depreciation & Amortization	488	577	676	621	2,362
+	Other (Expense) / Income	(15)	(85)	(33)	(5)	(138)
+	Noncash Stock Compensation	72	103	39	10	224
Service Adjusted EBITDA		$812	$1,260	$1,244	$2,825	$6,141
Distribution Operating Income		$492	$851	$815	$917	$3,075
+	Depreciation & Amortization	136	170	221	201	728
+	Other (Expense) / Income	1	(6)	27	5	27
+	Noncash Stock Compensation	83	131	46	23	283
Distribution Adjusted EBITDA		$712	$1,146	$1,109	$1,146	$4,113

Transcat Reports Fourth Quarter and Fiscal 2016 Results
May 17, 2016

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
	FY 2016	FY 2015
SERVICE	Q4	Q4	$'s	%
Service Revenue	$17,555	$14,465	$3,090	21.4%
Cost of Revenue	12,234	9,661	2,573	26.6%
Gross Profit	$5,321	$4,804	$517	10.8%
Gross Margin	30.3%	33.2%

Selling, Marketing & Warehouse	$2,023	$1,652	$371	22.5%
Contribution Margin	$3,298	$3,152	$146	4.6%
% of Revenue	18.8%	21.8%

Administrative Expense	$1,427	$953	$474	49.7%
Operating Income	$1,871	$2,199	$(328)	(14.9%)
% of Revenue	10.7%	15.2%

			Change
	FY 2016	FY 2015
DISTRIBUTION	Q4	Q4	$'s	%
Distribution Sales	$15,305	$17,877	$(2,572)	(14.4%)
Cost of Sales	12,084	14,183	(2,099)	(14.8%)
Gross Profit	$3,221	$3,694	$(473)	(12.8%)
Gross Margin	21.0%	20.7%

Selling, Marketing & Warehouse	$1,634	$1,755	$(121)	(6.9%)
Contribution Margin	$1,587	$1,939	$(352)	(18.2%)
% of Sales	10.4%	10.8%

Administrative Expense	$1,235	$1,022	$213	20.8%
Operating Income	$352	$917	$(565)	(61.6%)
% of Sales	2.3%	5.1%

			Change
	FY 2016	FY 2015
TOTAL	Q4	Q4	$'s	%
Total Revenue	$32,860	$32,342	$518	1.6%
Total Cost of Revenue	24,318	23,844	474	2.0%
Gross Profit	$8,542	$8,498	$44	0.5%
Gross Margin	26.0%	26.3%

Selling, Marketing & Warehouse	$3,657	$3,407	$250	7.3%
Contribution Margin	$4,885	$5,091	$(206)	(4.0%)
% of Revenue	14.9%	15.7%

Administrative Expense	$2,662	$1,975	$687	34.8%
Operating Income	$2,223	$3,116	$(893)	(28.7%)
% of Revenue	6.8%	9.6%

Transcat Reports Fourth Quarter and Fiscal 2016 Results
May 17, 2016

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
SERVICE	FY 2016	FY 2015	$'s	%
Service Revenue	$59,202	$51,801	$7,401	14.3%
Cost of Revenue	43,617	37,698	5,919	15.7%
Gross Profit	$15,585	$14,103	$1,482	10.5%
Gross Margin	26.3%	27.2%

Selling, Marketing & Warehouse	$6,849	$6,584	$265	4.0%
Contribution Margin	$8,736	$7,519	$1,217	16.2%
% of Revenue	14.8%	14.5%

Administrative Expense	$4,581	$3,826	$755	19.7%
Operating Income	$4,155	$3,693	$462	12.5%
% of Revenue	7.0%	7.1%

			Change
DISTRIBUTION	FY 2016	FY 2015	$'s	%
Distribution Sales	$62,964	$71,823	$(8,859)	(12.3%)
Cost of Sales	49,430	56,839	(7,409)	(13.0%)
Gross Profit	$13,534	$14,984	$(1,450)	(9.7%)
Gross Margin	21.5%	20.9%

Selling, Marketing & Warehouse	$6,776	$7,329	$(553)	(7.5%)
Contribution Margin	$6,758	$7,655	$(897)	(11.7%)
% of Sales	10.7%	10.7%

Administrative Expense	$4,611	$4,580	$31	0.7%
Operating Income	$2,147	$3,075	$(928)	(30.2%)
% of Sales	3.4%	4.3%

			Change
TOTAL	FY 2016	FY 2015	$'s	%
Total Revenue	$122,166	$123,624	$(1,458)	(1.2%)
Total Cost of Revenue	93,047	94,537	(1,490)	(1.6%)
Gross Profit	$29,119	$29,087	$32	0.1%
Gross Margin	23.8%	23.5%

Selling, Marketing & Warehouse	$13,625	$13,913	$(288)	(2.1%)
Contribution Margin	$15,494	$15,174	$320	2.1%
% of Revenue	12.7%	12.3%

Administrative Expense	$9,192	$8,406	$786	9.4%
Operating Income	$6,302	$6,768	$(466)	(6.9%)
% of Revenue	5.2%	5.5%